FOR IMMEDIATE RELEASE
Contact:  Dennis Zember
(404) 760-7707

Flag Financial Corporation Reports Record Earnings in 2004

Atlanta, Ga. (January 24, 2005) - Flag Financial Corporation (Nasdaq: FLAG) today announced record earnings for 2004 of $7,368,000 and $0.82 per diluted share, compared to net income in 2003 of $6,105,000 or $0.67 per share. Earnings for the fourth quarter of 2004 increased 10.7% to $1,692,000 or $0.19 per diluted share, compared to $1,529,000 or $0.17 for the same quarter in 2003.

Consistent Balance Sheet Growth from Existing Operations
Flag Financial finished 2004 with consistent growth in all areas of the balance sheet. Loans outstanding and total assets increased 25.0% and 17.7%, respectively, from December 31, 2003 while total deposits increased 23.9% during the same period. Loans outstanding have increased more than 20% quarter over quarter for five consecutive quarters and at double-digit rates for seven consecutive quarters. Total deposits (exclusive of deposits sold in branch sales) have increased at double-digit rates for seven consecutive quarters and more than 20% in five of the last seven quarters. Flag Financial’s accretive and organic growth is attributable to the continued expansion of the Atlanta banking franchise and the pace at which it has been able to hire talented producers. Joseph W. Evans, chairman and chief executive officer, commented on the company’s growth rate saying, “With this rate of organic growth, we should be very close to $1 billion in total assets by the end of 2005, which has been one of our primary strategic goals since 2002. At the billion-dollar asset level, we will have largely rationalized the infrastructure investment that was necessary to facilitate our entry into the Atlanta market.”

Balance Sheet Growth Driving Significant Increases in Net Interest Income
Flag Financial recorded total net interest income of $30.6 million for 2004 compared to $26.0 million in 2003, an increase of 17.7%. Total interest income increased $6.1 million or 16.7% to $42.6 million while interest expense increased $1.5 million or 14.3% to $12.1 million. A slight increase in net interest margin from 4.42% during 2003 to 4.43% during 2004 was attributable to effective management of pricing on new loan and deposit relationships as well as strong growth in loan fee income. Total loan fees in 2004 were $6.0 million, an increase of 42.9% when compared to 2003 levels of $4.2 million. Referring to the strong growth in loan fee production and the company’s team of bankers, Mr. Evans commented, “I believe we have validated our tactical approach for growing an Atlanta presence: to recruit very talented bankers and focus them on relationships that are underserved by regional banks and that exceed the capacity of start-up banks. We have only scratched the surface of our potential.”

Credit Quality Improves for Third Consecutive Year
Flag Financial’s credit quality improved significantly during 2004 as it had in the previous two years. Non-performing assets ended 2004 at 0.88% of gross loans, an improvement of 42.9% from the 1.54% reported at the end of 2003. Flag Financial experienced very low net charge-offs for 2004 of only 0.06% of average loans outstanding, compared to 2003 levels of 0.37%. Its reserve for loan losses at December 31, 2004 was $8.6 million or 1.40% of total loans at December 31, 2004, compared to $6.7 million and 1.38% at December 31, 2003.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 24 offices, including 16 full-service banking offices and four mortgage/loan production offices, in 14 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

	Three months ending
	December 31,
	2004	2003

Interest income	$12,064	$9,461
Interest expense	3,640	2,608
Net interest income	8,424	6,853
Provision for loan losses	375	375
Net interest income after provision	8,049	6,478
Non-interest income	1,932	2,042
Non-interest expense	7,491	6,327
Income before taxes	2,490	2,193
Provision for income taxes	798	664
Net income	1,692	1,529

Basic earnings per share	$0.20	$0.18
Diluted earnings per share	$0.19	$0.17

Net interest margin	4.57%	4.31%
Yield on earning assets	6.54%	5.94%
Cost of funds	2.02%	1.68%
Efficiency ratio	72.66%	71.13%
Net overhead ratio	2.83%	2.50%

Return on average assets	0.86%	0.89%
Return on average equity	10.25%	9.30%

Quarter ending balances
Total assets	$828,337	$703,857
Earnings assets	772,387	647,482
Gross loans outstanding	604,703	483,780
Deposits	706,847	570,569
Shareholders’ equity	$69,202	$65,260

Quarterly averages
Total assets	$786,976	$686,422
Earnings assets	733,709	631,399
Gross loans outstanding	590,355	459,405
Deposits	670,725	551,658
Shareholders’ equity	$66,016	$65,005

FTEs at quarter end	248	238
Total assets per FTE	$3,340	$2,957
Earning assets to total assets	93.3%	92.0%
Gross loans to total deposits	85.5%	84.8%
Demand deposits to total deposits	56.1%	58.4%
CDs to total deposits	40.9%	37.4%

Book value at quarter end	$8.14	$7.65
Tangible book value at quarter end	$5.68	$5.90

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

	Year to date
	2004	2003

Interest income	$42,621	$36,534
Interest expense	12,057	10,547
Net interest income	30,564	25,987
Provision for loan losses	1,845	1,321
Net interest income after provision
For loan losses	28,719	24,666
Non-interest income	11,468	10,365
Non-interest expense	29,509	26,202
Income before taxes and extraordinary item	10,678	8,829
Provision for income taxes	3,310	2,724
Net income	$7,368	$6,105

Basic earnings per share	$0.88	$0.72
Diluted earnings per share	$0.82	$0.67

Net interest margin	4.43%	4.42%
Yield on earning assets	6.18%	6.22%
Cost of funds	1.78%	1.83%
Efficiency ratio	70.21%	72.08%
Net overhead ratio	2.43%	2.45%

Return on average assets	0.99%	0.95%
Return on average equity	11.19%	9.64%

Year to date averages
Total assets	$743,082	$645,430
Earnings assets	690,187	587,483
Gross loans outstanding	536,635	408,078
Deposits	612,712	516,067
Shareholders’ equity	$65,854	$63,299